Exhibit D

AMENDMENT NO. 1

TO

REGISTRATION RIGHTS AGREEMENT

BY AND BETWEEN

GRANITE CITY FOOD & BREWERY LTD.

AND

DHW LEASING, L.L.C.

AMENDMENT NO. 1 to Registration Rights Agreement (this “Amendment”) by and between Granite City Food & Brewery Ltd. (“GCFB”) and DHW Leasing, L.L.C. (“DHW”) effective as of May 10, 2011.

WITNESSETH:

WHEREAS,          DHW and GCFB entered into a Registration Rights Agreement dated October 5, 2009 (the “Registration Rights Agreement”);

WHEREAS, the parties hereto have entered into an agreement under which GCFB will repurchase 3,000,000 shares of GCFB common stock from DHW, dated February 8, 2011 (the “Stock Repurchase Agreement”), in connection with the transactions contemplated by GCFB’s agreement to sell preferred stock to Concept Development Partners LLC (“CDP”), dated February 8, 2011 (the “Stock Purchase Agreement,”) and have agreed in connection therewith to amend this Registration Rights Agreement in accordance with Section 7.1 of the Registration Rights Agreement.

NOW, THEREFORE, for good and valuable consideration, the nature, receipt and sufficiency of which are hereby acknowledged, the parties have agreed to amend the Registration Rights Agreement as set forth below. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Registration Rights Agreement.

1.             Suspension of Registration Right. Section 2.2 of the Registration Rights Agreement is amended by adding the following language as a new paragraph thereto:

“Notwithstanding the foregoing, DHW may not submit any Registration Requests to GCFB until a minimum of 780,000 of the shares of common stock underlying the preferred stock issued to Investor under the Stock Purchase Agreement dated February 8, 2011 between GCFB and Concept Development Partners LLC have been registered for resale.”

2.             Effect of Amendment. All references to the Registration Rights Agreement in any document or instrument are hereby amended and shall refer to the Registration Rights

Agreement as amended by this Amendment.  Except as amended hereby, the provisions of the Registration Rights Agreement shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 effective the date first above written.

GRANITE CITY FOOD & BREWERY LTD.

By:	/s/ James G. Gilbertson
James G. Gilbertson
Chief Financial Officer

DHW LEASING, L.L.C.

By:	/s/ Donald A. Dunham, Jr.
Its:	Managing Member